United States securities and exchange commission logo





                          August 11, 2020

       William Huyett
       Chief Financial Officer
       Cyclerion Therapeutics, Inc.
       301 Binney Street
       Cambridge, Massachusetts, 02142

                                                        Re: Cyclerion
Therapeutics, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 7,
2020
                                                            File No. 333-242334

       Dear Mr. Huyett:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Margaret
Schwartz at 202-551-7153 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences